Exhibit 99.1

cesca therapeutics REPORTS FIRST QUARTER FISCAL year 2016 financial RESULTS

Updates Investors on Financing Initiatives and the Status of Clinical Programs

Management will Hold a Conference Call Today at 2:00pm Pacific (5:00pm Eastern)

RANCHO CORDOVA, CA – November 16, 2015 – Cesca Therapeutics Inc. (NASDAQ: KOOL), an autologous cell-based regenerative medicine company, today reported financial results for the first quarter of fiscal 2016 and provided an update to investors. The update included a status report on each of the Company’s major clinical programs but focused predominantly on developments relating to financing initiatives aimed at supporting implementation of its FDA approved Phase III pivotal clinical trial for critical limb ischemia (“CLI”).

On September 1 2015, the Company reported the signing and initial closing of a definitive agreement to raise $15 million in senior secured convertible debentures and warrants from a single institutional investor. The Company received $5.5 million in gross proceeds at the initial closing with the balance of $9.5 million to be placed into a restricted control account and released to the Company upon the achievement of agreed upon milestones, including approval from the California Institute for Regenerative Medicine (“CIRM”) of the Company’s application for matching funds in the form of a CIRM grant.

The Company anticipated CIRM’s evaluation of its application to be concluded during the second half of the month of November. However, preliminary feedback provided in advance of a formal funding decision has cast significant doubt over the prospects for a positive outcome and, as a result, the Company has withdrawn its current application.

“We feel compelled to revisit those elements of our plan that appear to have given CIRM reviewers cause for concern,” said Robin Stracey, Cesca’s CEO. “Given that we are in the process of gearing up a significant number of sites to begin enrolling patients in a trial that would cost over $20 million to conduct, we need to quickly digest the feedback and address the questions raised. We expect to spend the next several weeks re-validating and/or amending select elements of our plan, with a particular focus on the anticipated rate of patient enrollment, the overall timetable and the design of the statistical plan. Having said that, we remain very excited by the prospects for our program. We believe the science to be sound and the clinical results so far very compelling. Nevertheless, there may be opportunities to refine our approach. It is imperative that we get it right,” he added.

The Company also announced that in conjunction with Mavericks Capital, a boutique investment bank headquartered on the West Coast, and as part of the Company’s overall approach to the future commercialization of its clinical products and protocols, it would accelerate its efforts to explore strategic partnerships and licensing arrangements.

First Quarter 2016 Financial Results

Net revenues for the quarter ended September 30, 2015 were $2.8 million, compared to $3.7 million for the same period in 2014. The decrease in revenues of $832 thousand was primarily due a decrease in sales of BioArchive® devices. The Company shipped five devices in the three months ended September 30, 2014 but did not ship any in the three months ended September 30, 2015. Revenues from Cesca’s Res-Q™ product line also declined following notification of the Company’s principal distributor in the United States of Cesca’s intent to discontinue sales to the distributor effective March 31, 2016. These decreases were partially offset by an increase in AXP® disposables revenues to distributors in Asia.

Gross profit for the quarter ended September 30, 2015 was $367 thousand, compared to $1.2 million for the same period in the prior year. The decrease in gross profit of $819 thousand was primarily due to a higher burden on volume of products sold, the mix of products sold, and increases in inventory reserves associated with the Res-Q and BioArchive® product lines. These increases were partially offset by a decrease in warranty expense as the Company incurred higher warranty costs associated with AXP disposables in the prior year.

Operating expenses for the quarter ended September 30, 2015 were $4.3 million, compared to $4.5 million for the same period in 2014, resulting in a reduction of $192 thousand. The decrease was due to higher costs associated with Cesca’s clinical programs, including preparation of the Company’s IDE submission to the FDA for its anticipated Phase III pivotal clinical trial for CLI, and to legal fees associated with patent litigation incurred in the prior year. These decreases were partially offset by severance costs related to Cesca’s September 2015 restructuring and an increase in stock compensation expense.

The fair value change of derivatives instruments for the quarter ended September 30, 2015 was a $1.4 million benefit compared to no benefit in the same period for prior year. The derivative instruments are associated with the senior secured convertible debentures and warrants sold during the quarter and the benefit is the result of a lower stock price at the end of the quarter.

Liquidated damages were $880 thousand for the quarter ended September 30, 2015 compared to no expense for the quarter ended September 30, 2014. The damages relate to a delay in having a resale registration statement declared effective before the contracted deadline of November 16, 2015.

Net loss for the quarter ended September 30, 2015 was $3.4 million, compared to $3.3 million for the same prior year period. The net loss increase of $101 thousand is attributable to the decrease in gross profit and the impact of the registration rights liquidated damages, largely offset by the change in fair value of derivative instruments.

Adjusted EBITDA loss was $3.2 million for the quarter ended September 30, 2015 compared to a loss of $2.7 million for the same period in the prior year. The adjusted EBITDA loss increased by $525 thousand compared to the first quarter in the prior year was due to the decrease in gross profit partially offset by the decrease in operating expenses as previously described.

Cash at the end of the first quarter was $6.6 million compared to $3.3 million at the end of fiscal 2015. This increase is primarily due to the sales of senior secured convertible debentures of $5.5 million in August 2015.

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, Cesca also uses a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate comparisons with historical results and trends. This financial measure is not a measure of financial performance under U.S. GAAP and should not be considered in isolation or as a substitute for loss as a measure of performance. The calculation of this non-GAAP measure may not be comparable to similarly titled measures used by other companies.

Conference Call and Webcast

Management will hold a conference call today at 2:00pm Pacific (5:00pm Eastern) to review the fiscal 2016 first quarter financial results.

Conference call details:

Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“Cesca Therapeutics”

To listen to the audio webcast of the call during or after the event, please visit http://cescatherapeutics.com/investors/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:

Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	10076095

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development and commercialization of autologous cell-based therapies for use in regenerative medicine. The Company is a leader in the development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products. These include:

●	SurgWerks™: proprietary stem cell therapy point-of-care kits for the treatment of vascular and orthopedic indications that integrate the following indication specific elements:
●	Cell harvesting
●	Cell processing and selection
●	Cell diagnostics
●	Cell delivery
●	CellWerks™; an integrated system which includes a protocol, disposables and equipment for intra-laboratory use in treatment of oncological and hematological disorders.
●	The AutoXpress® (AXP); a proprietary automated device, along with companion sterile blood processing disposables, for the harvesting of stem cells from cord blood.
●

The MarrowXpress™ (MXP); a device and disposable system based on the AutoXpress platform for the isolation and concentration of stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control and optical sensors and concentrates white blood cells from bone marrow to a user- defined volume in 40 minutes while retaining over 90% of mononuclear cells (MNCs).

●	The BioArchive® System; an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries, for cryopreservation and archiving of cord blood stem cell units for transplant.

Forward Looking Statement

The statements contained herein may include statements of future expectations and other forward looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements, including our ability to initiate and prosecute the pivotal CLIRST III trial, any anticipated rate of patient enrollment, the overall timetable and the design of the statistical plan for the trial, and our ability to secure any strategic partnerships and licensing arrangements. Further, clinical trial outcomes are not predictable, and results may vary from the Company’s expectations, including the start of any such clinical trials, patient follow up issues, and costs associated with such trials. Further description of other risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics' forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements. Contact: Cesca Therapeutics Inc. http://www.cescatherapeutics.com. Cesca may, at its discretion, choose to publish on-going interim notifications, requests for further information as received from the FDA, Medicare or equivalent foreign agencies, but as a general policy assumes no duty to make announcements regarding material or significant information, such as filing of applications, approvals, initiation of studies, and conclusions.

Contact:
Cesca Therapeutics Inc.
http://www.cescatherapeutics.com

Investor Contact: Kirin Smith, PCG Advisory Group
646-863-6519, or ir@cescatherapeutics.com

Media Contact: Sean Leous, PCG Advisory Group

646-863-8998 or sleous@pcgadvisory.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)	September 30, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$6,559	$3,357
Accounts receivable, net	3,648	5,133
Inventories	3,971	4,598
Prepaid expenses and other current assets	131	163

Total current assets	14,309	13,251

Equipment, net	3,196	2,937
Goodwill	13,195	13,195
Intangible assets, net	21,157	21,295
Other assets	78	79

	$51,935	$50,757
Current liabilities:
Accounts payable	$5,650	$5,079
Accrued payroll and related expenses	618	705
Deferred revenue	481	635
Other current liabilities	2,150	1,527

Total current liabilities	8,899	7,946

Noncurrent deferred tax liability	7,641	7,641
Derivative obligations	2,856	--
Convertible debentures, net	15	--
Other noncurrent liabilities	267	268

Total Liabilities	19,678	15,855
Stockholders' equity	32,257	34,902

	$51,935	$50,757

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,
(in thousands, except per share data)	2015	2014
Net revenues	$2,823	$3,655

Cost of revenues	2,456	2,469

Gross profit	367	1,186

Expenses:
Sales and marketing	632	808

Research and development	1,097	1,477

General and administration	2,552	2,188

Total operating expenses	4,281	4,473

Fair value change of derivative instruments	1,426	--
Registration rights liquidated damages	(880)	--
Other expense, net	(29)	(9)

Net loss	$(3,397)	$(3,296)

Other comprehensive loss	(25)	(32)
Comprehensive loss	$(3,422)	$(3,328)
Basic and diluted net loss per common share	$(0.08)	$(0.08)

Shares used in computing per share data	40,552,242	40,274,711

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Years Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(3,397)	$(3,296)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	365	322
Stock based compensation expense	343	284
Amortization of debt discount and issue costs	15	--
Change in fair value of derivative	(1,426)	--
Net change in operating assets and liabilities:
Accounts receivable, net	1,459	319
Inventories	594	(332)
Prepaid expenses and other current assets	29	(274)
Other assets	--	(3)
Accounts payable	300	(571)
Accrued payroll and related expenses	(86)	(131)
Deferred revenue	(134)	(115)
Other liabilities	633	112

Net cash used in operating activities	(1,305)	(3,685)
Cash flows from investing activities:
Capital expenditures	(187)	(339)

Net cash used in investing activities	(187)	(339)

Cash flows from financing activities:
Proceeds from convertible debentures, net of financing costs	4,720	--
Payments on capital lease obligations	(14)	--
Repurchase of common stock	(5)	(55)

Net cash used (provided by) in financing activities	4,701	(55)

Effects of foreign currency rate changes on cash and cash equivalents	(7)	(18)
Net increase (decrease) in cash and cash equivalents	3,202	(4,097)

Cash and cash equivalents at beginning of period	3,357	14,811
Cash and cash equivalents at end of period	$6,559	$10,714

Supplemental non-cash financing and investing information:
Derivative obligation related to issuance of warrants	$4,282	$--
Equipment acquired by capital lease	$--	$112

Cesca Therapeutics Inc.

Adjusted EBITDA

(Unaudited)

(in thousands)	Three Months Ended September 30,
	2015	2014
Loss from operations	$(3,914)	$(3,287)

Add (subtract):

Depreciation and amortization	365	322

Stock-based compensation expense	343	284

Adjusted EBITDA loss	$(3,206)	$(2,681)